EXHIBIT 23.1

                  Consent of Independent Public Accounting Firm

We consent to the use of our report dated July 20, 2005 on the financial statements of Incomm Holdings Corp. as of March 31, 2005 and for the period from inception (April 6, 2004) to March 31, 2005 included in the Form 8-K/A dated August 23, 2005 for the fiscal year ended March 31, 2005.


Rodriguez, Trueba, & Co.
Doral, Florida
April 21, 2006